                                         Registration Statement No. ____________



                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED




                                  NANNACO, INC.
             (Exact name of registrant as specified in its charter)

                Texas                                        74-2891747
  (State or other jurisdiction of                    (I.R.S. Employer ID. No.)
   incorporation or organization)


                  9739 Cobb Street, #1 San Antonio, Texas 78217
                                 (210) 545-3570
                    (Address of Principal Executive Offices)



         CONSULTING SERVICES AGREEMENT BETWEEN AEQUITAS VENTURES CORP.,
                                AND NANNACO, INC.
                              (Full Title of Plan)

   CONSULTING SERVICES AGREEMENT BETWEEN BARTHOLOMEW INTERNATIONAL INVESTMENTS
                         LIMITED, INC. AND NANNACO, INC.
                              (Full Title of Plan)

       EMPLOYMENT AGREEMENT BETWEEN ANDREW DEVRIES, III, AND NANNACO, INC.
                              (Full Title of Plan)

      Amendment No. 1 to EMPLOYMENT AGREEMENT BETWEEN ANDREW DEVRIES, III,
                                AND NANNACO, INC.
                              (Full Title of Plan)


    ENGAGEMENT AGREEMENT BETWEEN NANNACO, INC., AND THE OTTO LAW GROUP, PLLC
                              (Full Title of Plan)

            CONSULTING SERVICES AGREEMENT BETWEEN T.T. BYRNE CAPITAL
                      INVESTMENTS, INC., AND NANNACO, INC.
                              (Full Title of Plan)

          CONSULTING SERVICES AGREEMENT BETWEEN VINTAGE FILINGS, LLC,
                                AND NANNACO, INC.
                              (Full Title of Plan)

                               David M. Otto, Esq.
                            The Otto Law Group, PLLC
                          900 Fourth Avenue, Suite 3140
                            Seattle, Washington 98164
                                 (206) 262-9545
      (Name, Address and Telephone Number of Agent for Service of Process)




If any of the Securities being registered on this Form S-8 are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ___

                         CALCULATION OF REGISTRATION FEE

------------------------ ---------------------- -------------------------- -------------------------- --------------
                                                Proposed Maximum           Proposed Maximum
Title of Securities to   Amount to be           Offering Price Per         Aggregate Offering         Amount
be Registered            Registered(1)          Share(2)                   Price(2)                   of Fee(2)
------------------------ ---------------------- -------------------------- -------------------------- --------------
Common Stock,            65,500,000             $.025                       $1,637,500                $132.47
$0.001 par value
------------------------ ---------------------- -------------------------- -------------------------- --------------

(1) The engagement agreement (the "Engagement Agreement") between The Otto Law Group, PLLC ("OLG") and NANNACO, Inc., a Texas corporation (the "Company" or the "Registrant"), provides for legal services to be rendered by OLG to the Company on a periodic basis. The Company has chosen to compensate OLG for legal services rendered, in part, by issuing ten million (10,000,000) shares of the Company's common stock to OLG pursuant to this Form S-8. The general nature and purpose of the Engagement Agreement is to provide for legal services for the Company and, at the same time, compensate OLG for said legal services. The Engagement Agreement does not provide for a specific term, but remains in effect until terminated by either party. The Engagement Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(1) The employment agreement, as amended (the "Employment Agreement"), between Andrew DeVries, III ("DeVries") and the Company provides for services to be rendered by DeVries to the Company as President and C.E.O. The Company has chosen to compensate DeVries with a stock bonus for services rendered, in part, by issuing fifteen million (15,000,000) shares of the Company's common stock, all of which are being registered herein. The general nature and purpose of the Employment Agreement is to provide for executive officer services for the Company and, at the same time, compensate DeVries for said services. The Employment Agreement is has a term of five (5) years. The Employment Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(1) The consulting services agreements (collectively, the "Consulting Agreements") between the Company and (i) Aequitas Company ("AC") provides for twelve million five hundred thousand (12,500,000) shares of common stock of the Company to be issued to AC, (ii) T.T. Byrne Capital Investments, Inc. ("TT") provides for twelve million five hundred thousand (12,500,000) shares of common stock of the Company to be issued to TT, (iii) Bartholomew International Investments Limited, Inc. ("BIIL") provides for twelve million five hundred thousand (12,500,000) of common stock of the Company to be issued to BIIL, and
(iv) Vintage Filings, LLC ("VF") provides for three million (3,000,000) shares of common stock of the Company to be issued to VF. The general nature and purpose of the Consulting Agreements are to provide for financial consulting and EDGAR services for the Company and, at the same time, compensate the Consultants for said consulting services. The term of each of the Consulting Agreements is one (1) year. The Consulting Agreements may be renewed only by the mutual written agreement of the Parties. The Consulting Agreements may be terminated at any time by the Company or the Consultants by providing written notice to the other party. The Consulting Agreements qualify as Employee Benefit Plans as defined under Rule 405 of Regulation C.

(2) Estimated solely for the purposes of determining the registration fee pursuant to Rule 457. On November 20, 2003, the fair market value of the Company's common stock, determined from its closing price on the Over-the-Counter Bulletin Board was $.025 per share. On this basis, the maximum aggregate offering price for the shares being registered hereunder is $1,637,500, and this is the basis for computing the filing fee in accordance with Rule 457(h) and at a rate of the aggregate offering price multiplied by ..00008090.

                                     PART II

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") by the Registrant are incorporated by reference in this registration statement: (i) the Company's Annual Report on Form 10-KSB, as amended, for the fiscal year ended September 30, 2002, (ii) the Company's Quarterly Report on Form 10-QSB and Form 10-QSB, as amended, for the quarter ended December 31, 2002, March 31, 2003, and June 30, 2003. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Texas Business Corporation Act expressly authorizes a Texas corporation to indemnify its directors, officers, employees, and agents against claims or liabilities arising out of such persons' conduct in such capacities if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company. In general, these provisions provide for indemnification in instances when such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company.

Additionally, the Articles of Incorporation, as amended ("Articles of Incorporation") and By-laws of the Company provide that the Company shall indemnify to the fullest permitted by Texas law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Company. Such indemnification (other than as ordered by a court) shall be made by the Company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination. In addition, the Articles of Incorporation provide for the elimination, to the extent permitted by Texas law, of personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted for directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act.

ITEM 8.  EXHIBITS

The Exhibits required to be filed as part of this Registration Statement are listed in the attached Index to Exhibits.

ITEM 9.  UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities
Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;



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



(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

            Items 4, 5 and 7 are inapplicable and have been omitted.


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



                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Antonio, Texas, on this 20th day of November, 2003.

                                                NANNACO, INC.
                                                (Name of Registrant)



Date: November 20, 2003                         By: /s/ Andrew DeVries, III
                                                    ---------------------------
                                                    Andrew DeVries, III
                                                    President and C.E.O.



         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

          Signature          Title                                 Date
          ---------          -----                                 ----


   /s/ Andrew DeVries, III   Sole Director, President, C.E.O.      11/20/03
   -----------------------
       Andrew DeVries, III

                                INDEX TO EXHIBITS

Number                             Description                                   Page
------                             -----------                                   ----

4.1      Engagement Agreement with The Otto Law Group, PLLC

4.2      Consulting  Services  Agreement  between  Aequitas Company and NANNACO,
         Inc.   Consulting   Services   Agreement  between  T.T.  Byrne  Capital
         Investments,

4.3      Inc.  and  NANNACO,   Inc.   Consulting   Services   Agreement  between
         Bartholomew International

4.4      Investments Limited,  Inc. and NANNACO,  Inc. Employment Agreement with
         Andrew DeVries, III, incorporated by reference

4.5 from Exhibit 10.1 of the Form 8-K filed with the Securities and Exchange Commission November 18, 2003.

4.6      Consulting Services Agreement between Vintage Filings, LLC and NANNACO,
         Inc.

4.7 Amendment No. 1 to Employment Agreement between Andrew DeVries, III, and NANNACO, Inc.

5        Opinion of The Otto Law Group PLLC

23.1     Consent of The Otto Law Group, PLLC (contained in exhibit 5)

23.2     Consent of James Jerral Taylor, CPA




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